Exhibit 99.1

Devon Energy Corporation
333 West Sheridan Avenue
Oklahoma City, OK 73102-5015

NEWS RELEASE

DEVON ENERGY PROMOTES JEFF RITENOUR TO CHIEF FINANCIAL OFFICER

OKLAHOMA CITY – April 19, 2017 - Devon Energy Corp. (NYSE: DVN) announced today that the company’s board of directors has elected Jeff Ritenour, most recently Devon’s senior vice president of corporate finance, investor relations and treasurer, to the position of executive vice president and chief financial officer, effective immediately.

Ritenour has been with Devon since 2001 and has served in his most recent role since 2016. In his 16 years with the company, he has served in numerous leadership positions and in various financial and commercial roles, including senior vice president of investor relations and vice president of acquisitions and divestitures. Before joining Devon, Ritenour was affiliated with the international accounting firm Ernst & Young in Dallas, Texas. He is a certified public accountant and holds a bachelor’s degree in accounting and a master’s degree in business administration, both from the University of Oklahoma.

“I want to congratulate Jeff on his well-deserved promotion to executive vice president and CFO,” said Devon President and CEO Dave Hager. “Jeff is a proven leader who has had significant influence on the execution of our strategy and the growth of our company. He has been an integral part of our finance team for many years and has the full confidence of our board of directors, senior management team and his finance and investor relations teams.”

“I’m excited to take on the additional responsibilities of CFO,” Ritenour said. “I look forward to working with the executive management team and serving Devon’s shareholders. Devon has a strong finance team, and we’re well-situated to build upon our financial position as we successfully execute our operational strategy.”

In a related move, Devon’s incumbent CFO, Tom Mitchell, is leaving the company to pursue other interests. His departure is not related to any issues regarding financial disclosures, accounting matters or business issues. “We appreciate Tom’s service to Devon and wish him all the best in his future endeavors,” Hager said.

About Devon Energy

Devon Energy is a leading independent energy company engaged in finding and producing oil and natural gas. Based in Oklahoma City and included in the S&P 500, Devon operates in several of the most prolific oil and natural gas plays in the U.S. and Canada with an emphasis on a balanced portfolio. The company is the second-largest oil producer among North American onshore independents. For more information, please visit www.devonenergy.com.

Investor Contacts:	Media Contact:

Scott Coody, 405-552-4735	John Porretto, 405-228-7506

Chris Carr, 405-228-2496